For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: ir@china-acm.com
Web: http://www.china-acm.com

China ACM Reports 116% Increase in Gross Profit and 120% Increase in Operating
Income for the Third Quarter of Fiscal 2009

Generates Net Income of $2.3 Million or $0.16 per Diluted Share
for the Fiscal Third Quarter of 2009

New York and Beijing –May 15, 2009 – China Advanced Construction Materials Group, Inc. (“China ACM”) (OTCBB: CADC), a leading provider of ready-mix concrete in China, today announced financial results for the three months ended March 31, 2009.

Mr. Xianfu Han, Chairman and Chief Executive Officer, stated, “China ACM has continued to experience year-over-year growth in revenue and net income as well as rapid margin expansion.  In our fiscal third quarter, revenue increased to $9.3 million from $6.8 million during the comparable period last year, with higher margin manufacturing services and technical services contributing to our growth. As a result, gross margins for our fiscal third quarter increased to 41.9% from 26.5%, and our operating margin increased to 33.2% from 20.6% for the same period last year.  Net income for the fiscal third quarter was $2.3 million versus $1.3 million during the fiscal third quarter of 2008.  We remain on track to achieve net income of at least $9 million for fiscal 2009.”

Mr. Han continued, “The Chinese government announced its $586 billion stimulus package in November of 2008, with much of the money allocated toward infrastructure projects, a key focus of China ACM.  Among the many infrastructure projects on the Chinese government’s agenda is the building of high speed railways through the year 2020 intended to better service the large population of Chinese citizens located outside major cities.  This initiative is expected to consume 120 million tons of cement, as the network of track is set to increase by 41,000 kilometers over the next 11 years at a cost of approximately $730 billion. The Chinese government and many of the large general contractors are long-standing customers of China ACM.  As a result, our company is now involved in over six such railway projects, with associated revenue of $19.7 million, in and around the Beijing area, the most recent additions being the Guizhou-Guangzhou Railway and the Jin-Qin High Speed Railway.  Our investment in portable concrete facilities, combined with our solid reputation, quality products and services and competitive pricing, have placed us in a strong position to win railway projects and also fits our strategic plan of expanding outside the Beijing area.  We continue to bid on projects of this type and have already begun benefiting from the Chinese government’s stimulus package.”

Revenue for the three months ended March 31, 2009 was $9.3 million, as compared to $6.8 million for the three months ended March 31, 2008.  Gross profit was $3.9 million for the three months ended March 31, 2009, as compared to $1.8 million for the three months ended March 31, 2008, representing gross margin of approximately 41.9% and 26.5%, respectively. Net income for the three months ended March 31, 2009 increased to $2.3 million, or $0.16 per diluted share, compared to net income of $1.3 million, or $0.15 per diluted share, for the same quarter last year.

As of March 31, 2009, the company had cash of $870,140, restricted cash of $666,954, working capital of $8.0 million, and no long-term debt.

Conference Call

China ACM will also host a conference call at 8:00 a.m. Eastern Time on Friday, May 15, 2009. During the call, Mr. Xianfu Han, Chairman and Chief Executive Officer, Mr. Weili He, Vice Chairman and Chief Operating Officer, and Gene Hsiao, Chief Financial Officer, will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is (201) 689-8035. A live webcast of the call will also be available on the company's website, www.china-acm.com or the new China ACM IR Hub at: http://www.agoracom.com/IR/chinaacm. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site as well as the China ACM IR Hub, and investors will be able to access an encore recording of the conference call for seven days by calling (201) 612-7415 and entering account #286, ID #323153. The encore recording will be available two hours after the conference call has concluded.

About China ACM

China ACM, founded in 2002 and based in Beijing, China, is a leading producer of advanced construction materials for large scale commercial, residential, and infrastructure developments. The company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmental construction projects. The company also aims to develop and produce new and innovative environmentally conscious construction materials.

China ACM provides materials and services through its seven ready-mix concrete plant network covering Beijing metropolitan area. China ACM owns one plant, leases two plants and has technical services and preferred procurement agreements with four other independently-owned plants.  China ACM is ISO 9001 (product quality), ISO 14001 (environmental safety), and ISO 18001 (employment environment safety) certified.  Additional information about the company is available at www.china-acm.com.

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company’s Annual Report on Form 10K and in the Company’s recent report on Form 8K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

(tables follow)

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND JUNE 30, 2008

	March 31, 2009	June 30, 2008
	(Unaudited)	RESTATED

ASSETS

CURRENT ASSETS:
Cash	$870,140	$1,910,495
Restricted cash	666,954	913,092
Marketable securities	58,451	61,767
Accounts receivable, net of allowance for doubtful accounts of $357,810
and $224,924 as of March 31, 2009 and June 30, 2008, respectively	14,856,208	9,365,486
Inventories	777,548	237,836
Short term loan receivable	1,465,000	-
Other receivables	1,008,368	505,968
Prepayment	3,940,771	3,240,394
Total current assets	23,643,440	16,235,038

PLANT AND EQUIPMENT, net	15,237,656	16,730,220

OTHER ASSETS:
Accounts receivable (non-current), net of allowance for doubtful accounts of
$664,503and $411,061 as of March 31, 2009 and June 30, 2008, respectively	7,529,760	4,753,006

Total assets	$46,410,856	$37,718,264

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans	$4,723,893	$4,271,222
Accounts payable	5,875,554	6,293,553
Customer deposits	10,751	165,434
Other payables	280,182	254,259
Other payables - shareholder	763,634	880,302
Accrued liabilities	411,168	145,207
Taxes payable	3,468,297	1,073,237
Interest payable	155,200	-
Total current liabilities	15,688,679	13,083,214

COMMITMENTS, CONTINGENCIES, AND SUBSEQUENT EVENT

REDEEMABLE PREFERRED STOCK ($0.001 par value, 873,000 and 875,000 shares issued and outstanding) net of discount of $717,822 and
$1,168,548 at March 31, 2009 and June 30, 2008, respectively,
liquidation preference of $8.00 per share and accrued dividends	6,266,178	5,831,452

SHAREHOLDERS' EQUITY:
Preferred stock $0.001 par value, 1,000,000 shares authorized, 873,000 and 875,000 redeemable preferred shares issued and outstanding, and classified above outside shareholders' equity above, liquidation preference of $8.00 per share and
accrued dividends as of March 31, 2009 and June 30, 2008	-	-
Common Stock, $0.001 par value, 74,000,000 shares authorized, 10,508,000 and 10,525,000 shares issued and outstanding, as of March 31, 2009
and June 30, 2008, respectively	10,508	10,525
Paid-in-capital	12,777,188	12,722,260
Contribution receivable	(1,210,000)	(1,210,000)
Retained earnings	8,011,906	3,257,276
Statutory reserves	2,172,408	1,452,779
Accumulated other comprehensive income	2,693,989	2,598,466
Deferred compensation	-	(27,708)
Total shareholders' equity	24,455,999	18,803,598

Total liabilities, redeemable preferred stock, and shareholders' equity	$46,410,856	$37,718,264

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	Nine months ended		Three months ended
	March 31,		March 31,
	2009	2008	2009	2008
REVENUE:
Sales of concrete	$16,382,049	$19,841,164	$6,544,484	$6,790,646
Manufacturing services	5,301,154	-	1,304,615	-
Technical services	1,471,583	-	431,456	-
Mixer rental	1,992,520	-	995,939	-
Marketing cooperation	94,167	-	32	-
Total revenue	25,241,473	19,841,164	9,276,526	6,790,646

COST OF REVENUE:
Cost of concrete	12,147,067	15,538,513	4,592,863	4,988,211
Manufacturing services	1,803,356	-	510,268	-
Technical services	119,742	-	22,059	-
Mixer rental	602,485	-	265,442	-
Marketing cooperation	38,720	-	13	-
Total cost of revenue	14,711,370	15,538,513	5,390,645	4,988,211

GROSS PROFIT	10,530,103	4,302,651	3,885,881	1,802,435

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,079,257	1,033,958	809,777	404,692

INCOME FROM OPERATIONS	8,450,846	3,268,693	3,076,104	1,397,743

OTHER (EXPENSE) INCOME, NET
Other subsidy income	1,300,992	1,190,159	470,971	407,434
Non-operating expense, net	(201,531)	(36,655)	(118,343)	(9,264)
Interest income	4,777	-	937	-
Interest expense	(640,544)	(215,532)	(194,200)	(67,963)
Total other income, net	463,694	937,972	159,365	330,207

INCOME BEFORE PROVISION FOR INCOME TAXES	8,914,540	4,206,665	3,235,469	1,727,950

PROVISION FOR INCOME TAXES	2,516,707	422,521	941,477	422,521

NET INCOME	6,397,833	3,784,144	2,293,992	1,305,429

Dividends and accretion on redeemable preferred stock	923,575	-	305,443	-

Net income available to common shareholders	5,474,258	3,784,144	1,988,549	1,305,429

RECONCILIATION OF COMPREHENSIVE INCOME:
Net income	6,397,833	3,784,144	2,293,992	1,305,429
Unrealized (loss) gain from marketable securities	(3,316)	5,223	15,901	(18,220)
Foreign currency translation adjustment	98,839	1,539,290	(39,340)	644,374

COMPREHENSIVE INCOME	$6,493,356	$5,328,657	$2,270,553	$1,931,583

EARNING PER SHARE:
Basic	$0.52	$0.43	$0.19	$0.15
Diluted	$0.46	$0.43	$0.16	$0.15

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	10,525,066	8,809,583	10,525,200	8,809,583
Diluted	14,024,081	8,809,583	14,021,832	8,809,583

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,397,833	$3,784,144
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation	1,611,255	815,689
Stock-based compensation expense	66,619	-
Bad debt expense	383,581	3,136
Changes in operating assets and liabilities
Accounts receivable	(14,505,340)	7,298,441
Inventories	(538,551)	32,838
Other receivables	(998,078)	703,888
Other receivables - related parties	-	(218)
Prepayment	(83,374)	(328,836)
Accounts payable	5,365,721	(9,139,259)
Other payables	25,142	363,910
Accrued liabilities	265,272	(94,066)
Customer deposits	(155,310)	-
Taxes payable	2,389,830	385,422
Net cash provided by operating activities	224,600	3,825,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Disbursement on short term loan	(1,464,500)
Purchase of equipment	(50,423)	(15,665)
Net cash used in investing activities	(1,514,923)	(15,665)

CASH FLOWS FINANCING ACTIVITIES:
Principal payments of short term loan	(6,961,984)	(5,679,400)
Proceeds from short term loan	7,398,231	3,404,168
Other payables - shareholders	(117,160)	-
Preferred dividends paid	(317,649)	-
Restricted cash	246,138	751,000
Net cash provided by (used in) financing activities	247,576	(1,524,232)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	2,392	125,468

DECREASE (INCREASE) IN CASH	(1,040,355)	2,410,660

CASH, beginning of period	1,910,495	1,424,883

CASH, end of period	$870,140	$3,835,543